As filed with the Securities and Exchange Commission on March 2, 2006
Registration No. 333-131604

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
RETAIL VENTURES, INC.
(Exact name of Registrant as specified in its charter)

Ohio	20-0090238
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Retail Ventures, Inc.
Columbus, Ohio 43224
(614) 471-4722
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael A. Cline, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of securities to be	Amount to be	offering price per	Proposed maximum	Amount of
registered	registered(1)	share(2)	aggregate offering price(2)	registration fee
Common Shares, without par value	10,407,502	$12.75	$132,695,650.50	$14,198.43

(1)	Based upon the estimated maximum number of common shares that may be sold by the selling shareholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional common shares of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Pursuant to Rule 457(c), the proposed maximum offering price per common share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sale prices of the common shares as reported on the New York Stock Exchange on January 30, 2006.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 2, 2006
PROSPECTUS
10,407,502
RETAIL VENTURES, INC.
Common Shares
(without par value)
The selling shareholder identified in this prospectus is offering for sale from time to time an aggregate of up to 10,407,502 of our common shares that are issuable to the selling shareholder upon the exercise of warrants held by the selling shareholder. The selling shareholder acquired the warrants from us in a private placement that is more fully described beginning on page 2 of this prospectus under the heading “Selling Shareholder.” We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.
The selling shareholder may offer the shares from time to time through public or private transactions, at prevailing market prices or at privately negotiated prices, or through any other means described in this prospectus under the heading “Plan of Distribution.”
Our common shares are listed on the New York Stock Exchange under the symbol “RVI.” The closing price of our common shares as reported on the New York Stock Exchange on March 1, 2006 was $13.69 per share.
INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING OUR COMMON SHARES, SEE EXHIBIT 99 TO OUR FORM 10-Q FOR THE QUARTER ENDED OCTOBER 29, 2005, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2005, AND INCORPORATED HEREIN BY REFERENCE.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the selling shareholder has not, authorized anyone to provide you with additional or different information. If anyone has provided you with additional or different information, you should not rely on it. The selling shareholder is offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of our common shares.
Unless otherwise stated or the context otherwise requires, references in this prospectus to “Company”, “we”, “us”, and “our” refer to Retail Ventures, Inc. (“Retail Ventures”) and its wholly owned subsidiaries, including but not limited to, Value City Department Stores LLC (“Value City”) and Filene’s Basement, Inc. (“Filene’s Basement”), and DSW Inc. (“DSW”), a controlled subsidiary, and DSW’s wholly-owned subsidiary, DSW Shoe Warehouse, Inc. (“DSWSW”).

The Company
On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby Retail Ventures became the successor issuer to Value City Department Stores, Inc. (“VCDS”). As a result of the reorganization, VCDS became a wholly-owned subsidiary of Retail Ventures. In connection with the reorganization, holders of common shares of VCDS became holders of an identical number of common shares of Retail Ventures.
We are currently managed in three operating segments: Value City, DSW and Filene’s Basement.
•	Value City. As of January 28, 2006, we operate a chain of 113 off-price department stores located in the Midwestern, Eastern and Southern United States, principally under the name Value City. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices.

•	DSW. As of January 28, 2006, we also operate a chain of 199 DSW stores located throughout the United States. The DSW stores are upscale shoe stores offering a wide selection of branded dress and casual footwear below traditional retail prices. On July 5, 2005, DSW completed its initial public offering, or IPO, of 16,171,875 Class A common shares at $19 per share. As of the date of this prospectus, Retail Ventures owns approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.

•	Filene’s Basement. Finally, as of January 28, 2006, we operate 27 Filene’s Basement stores located primarily in major metropolitan areas such as Boston, New York City, Atlanta, Washington, D.C. and Chicago. Filene’s Basement focuses on providing top tier brand names at everyday low prices for men’s and women’s apparel, jewelry, shoes, accessories and home goods.
The mailing address and the phone number of the Company’s principal executive offices are as follows: Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722.
Special Note Regarding Forward-Looking Information
The information incorporated by reference herein contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those identified by the words “believes,” “anticipates,” “expects” and other similar terms. These “forward-looking” statements reflect management’s expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially from those expressed in forward-looking statements include: decline in demand for our merchandise; our inability to achieve our business plans and expected cash flow from operations; vendors and their factor relations; flow of merchandise; compliance with our credit agreements; our ability to strengthen our liquidity and increase our credit availability; the availability of desirable store locations on suitable terms; changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions; the impact of competition and pricing, changes in weather patterns; seasonality of operations; changes in fuel and energy costs; changes in existing or potential duties, tariffs or quotas; paper and printing costs; the ability to hire and train associates; development of management information systems; and other factors included in Exhibit 99 to our Form 10-Q for the quarter ended October 29, 2005, filed with the Securities and Exchange Commission on December 8, 2005, and incorporated herein by reference.
Any forward-looking statement speaks only as of the date on which it is made, or if no date is stated, as of the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
You should read this prospectus, the registration statement of which this prospectus is a part, and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR ANY OTHER REASON.

Use of Proceeds
We will not receive any proceeds from the sale of our common shares by the selling shareholder. The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholder.
The selling shareholder will pay any underwriting discounts and commissions and expenses incurred by the selling shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholder in disposing of the shares. Our common shares are being registered pursuant to a registration rights agreement with the selling shareholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants. In addition, we have agreed to indemnify the selling shareholder against certain liabilities in connection with the offering of the common shares offered hereby.
Selling Shareholder
The following table sets forth the name of the selling shareholder, the number of shares owned by the selling shareholder prior to this offering (including shares that the selling shareholder can acquire upon exercise of the warrants held by the selling shareholder), the number of shares that may be offered under this prospectus and the number of our common shares to be owned by the selling shareholder after this offering is completed, assuming that all offered shares are sold as contemplated herein and thereafter none of the offered shares will be held by the selling shareholder:

	Common Shares		Number of	Common Shares
	Beneficially Owned		Common	to be Beneficially Owned
	Prior to Offering		Shares Being	After Offering
Name of Selling Shareholder	Number	Percentage	Offered	Number	Percentage
Schottenstein Stores Corporation(1)	29,614,268	59.0%	10,407,502	19,206,766	38.2%

(1)	Schottenstein Stores Corporation, a closely-held Ohio corporation (“SSC”), is the holder of term loan warrants to purchase 1,388,752 common shares and conversion warrants to purchase 8,333,333 common shares, all at an exercise price of $4.50 per share, subject to adjustment. In addition, the term loan warrants held by SSC are exercisable for up to 685,417 additional common shares at an exercise price of $4.50 per share, subject to adjustments, if, and to the extent, common shares are issued on exercise of conversion warrants prior to the exercise in full of the term loan warrants.
SSC common shares are beneficially owned by certain of our directors and other Schottenstein family members, as follows, as of May 19, 2005:

	Shares of
Name of beneficial owner	SSC common stock		Percent of class
Jay L. Schottenstein (e)	299.38139	(a)	78.4%
Geraldine Schottenstein	27.41707	(b)	7.2%
Ari Deshe (e)	27.41707	(c)	7.2%
Jon P. Diamond (e)	27.41707	(d)	7.2%

Total	381.63260		100.0%

(a)	Represents sole voting and investment power over 299.38139 shares held in irrevocable trusts for family members as to which Jay L. Schottenstein is trustee and as to which shares Mr. Schottenstein may be deemed to be the beneficial owner.

(b)	Represents sole voting and investment power over 27.41707 shares held by Geraldine Schottenstein, as trustee of an irrevocable trust for family members, as to which shares Geraldine Schottenstein may be deemed to be the beneficial owner.

(c)	Represents sole voting and investment power over 27.41707 shares held by Ari Deshe, as trustee of irrevocable trusts for family members, as to which shares Mr. Deshe may be deemed to be the beneficial owner.

(d)	Represents sole voting and investment power over 27.41707 shares held by Jon Diamond and his wife, Susan Schottenstein Diamond, as trustees of irrevocable trusts for family members, as to which shares Mr. Diamond may be deemed to be the beneficial owner.

(e)	Mr. Jay Schottenstein is the Chairman of the Board of Directors of the Company and his brother-in-laws, Messrs. Ari Deshe and Jon Diamond, are both Directors of the Company.
Pursuant to an amended and restated registration rights agreement dated as of July 5, 2005, by and among the Company, Cerberus Partners, L. P. (“Cerberus”), Back Bay Capital Funding LLC (“Back Bay”) and SSC, we agreed to file the registration statement of which this prospectus is a part to register for resale our common shares underlying the warrants held by each of Cerberus, Back Bay and SSC. Effective November 23, 2005, Millennium Partners, L.P. (“Millennium”) purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of our common shares (plus an additional 87,500 of our common shares, if applicable). Accordingly, Back Bay no longer holds beneficial ownership of any of our common shares. Throughout this prospectus, when we refer to the “selling shareholder,” we mean SSC, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling shareholder’s interests, and when we refer to the shares being registered on behalf of the selling shareholder, we are referring to our common shares issuable upon the exercise of the warrants.
The selling shareholder may sell some, all or none of the common shares being registered. We do not know when the warrants may be exercised or how long the selling shareholder may hold the common shares before selling them. We currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the common shares. The common shares issuable upon exercise of the warrants will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised.
Information about the selling shareholder may change over time.
Material Relationships of SSC with the Company and its Affiliates
Debt Agreements
The Value City Term Loan Facility. Pursuant to a term loan agreement entered into on June 11, 2002, each of Cerberus and SSC provided VCDS, the predecessor to Value City, Retail Ventures, and the other Retail Ventures affiliates named as co-borrowers, with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. Effective July 5, 2005, these loans were paid in full.
In connection with the second tranche of the term loans, VCDS issued to Cerberus and SSC warrants to purchase an aggregate of 2,954,792 common shares of VCDS at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase VCDS common shares originally issued in connection with the second tranche of their term loans. As a result of our reorganization into holding company form in 2003, the warrants became exercisable for common shares of Retail Ventures.
Effective July 5, 2005, the Company amended the issued and outstanding term loan warrants to provide the warrant holders the right, from time to time, in whole or in part, to (A) acquire Retail Ventures’ common shares at the then current exercise price (subject to anti-dilution provisions), (B) acquire from Retail Ventures Class A common shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions), or (C) acquire a combination thereof. The warrants permit exercise for cash or by cancellation of a number of shares having a value equal to the exercise price (a “cashless exercise”). The term loan warrants are exercisable from time to time until 5:00 P.M., New York City time, on June 11, 2012.
Effective November 23, 2005, Millennium purchased from Back Bay term loan warrants to purchase an aggregate of 177,288 of our common shares (plus an additional 87,500 of our common shares, if appropriate). Accordingly, Back Bay no longer holds beneficial ownership of any of our common shares.
The Value City Senior Subordinated Convertible Loan Facility. In connection with an amended and restated senior subordinated convertible loan agreement entered into on June 11, 2002, SSC retained 50% of a $75,000,000 convertible loan to VCDS. The portion of the convertible loan held by SSC was convertible at SSC’s option into 8,333,333 common shares of VCDS at an initial conversion price of $4.50 per share, subject to conversion price adjustments. As a result of our reorganization into holding company form in 2003, the convertible loan became convertible into common shares of Retail Ventures. The maturity date of this loan is June 10, 2009.
Effective July 5, 2005, Value City repaid $12,500,000 of SSC’s portion of the convertible loan, the remaining $25,000,000 of SSC’s portion of the convertible loan was converted into a non-convertible loan, and Retail Ventures issued to SSC conversion warrants to purchase 8,333,333 common shares of Retail Ventures at the conversion price then in effect ($4.50 per share). The conversion warrants are exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the conversion warrants, SSC has the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the exercise price (subject to antidilution provisions), (ii) acquire from Retail Ventures Class A common shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s initial public offering (subject to antidilution provisions similar to those in the term loan warrants) or (iii) acquire a combination thereof. The conversion warrants permit exercise for cash, by cashless exercise or by surrender of a principal amount of the non-convertible loan equal to the exercise price.
Real Estate Leases and Subleases
The Company leases stores and warehouses under various arrangements with SSC and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and contingent rentals based on sales in excess of specified levels.
The Company has several leasing agreements with SSC and its affiliates. As of May 19, 2005, the Company leases four store locations owned by SSC under a Master Lease Agreement. Additionally, the Company leases or subleases from SSC, or affiliates of SSC, 31 store locations, 5 warehouse facilities and a parcel of land. The minimum rent for these leaseholds is set forth below with additional contingent rents based on aggregate sales in excess of specified sales for the store locations. Leases and subleases with related parties are for initial periods generally ranging from five to twenty years, provide for renewal options and require the Company to pay real estate taxes, maintenance and insurance.
Each lease entered into with SSC or its affiliates is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. The Company has a policy that requires our audit committee to review and approve, among other things, all affiliated leases prior to consummation.
During fiscal 2004, the Company paid approximately $24.7 million in related party lease expenses to SSC and its affiliates.
Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, at January 29, 2005 are as follows (in thousands):

Fiscal Year	Minimum Payments
2005	$20,754
2006	20,316
2007	19,473
2008	18,330
2009	17,610
Future Years	97,003

Total	$193,486

SSC operates a chain of furniture stores, five of which operate in separate space subleased from the Company. Three of these furniture store subleases are for a term concurrent with the respective lease between the Company and a third party landlord. These furniture store subleases provide for the payment by SSC of base rent and other charges in amounts at least equal to its pro rata share based on square footage and its pro rata share of any percentage rent based on its gross sales. Two additional furniture store subleases are for periods shorter than the Company lease. For fiscal 2004, SSC paid to the Company an aggregate of $1.3 million pursuant to these furniture store subleases.
Merchandise Transactions with Affiliates
The Company purchases merchandise from and sells merchandise to affiliates of SSC. Some of such affiliates of SSC manufacture, import and wholesale apparel as their principal business. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by us from SSC and other affiliates for fiscal 2004 were approximately $4.7 million, representing 2.8% of our total purchases during the fiscal year.
Services Agreements
We receive services from SSC pursuant to a Corporate Services Agreement between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of January 29, 2005, the only services we receive pursuant to this agreement pertain to real estate services and the administration of our health insurance and benefit plans. The Company believes that it is able to obtain such services at a cost which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. For fiscal 2004, the Company paid SSC and its affiliates $1.3 million for such services.
In prior years, the Corporate Services Agreement had provided for participation by the Company in a self-insurance program maintained by SSC. Under this program, the Company was self-insured for purposes of personal injury and property damage, motor vehicle and Ohio workers’ compensation claims up to various specified amounts, and for casualty losses up to $100,000. The Company terminated its participation in this self-insurance program in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. For fiscal 2004, the Company paid SSC a total of $0.3 million for claims, adjustments and administrative costs relating to prior years. The Company’s current insurance arrangements for personal injury and property damage, motor vehicle and Ohio workers’ compensation claims are with unrelated third parties.
Plan of Distribution
We are registering our shares on behalf of the selling shareholder. The selling shareholder may, from time to time, sell any or all of its common shares issued upon exercise of the warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling common shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such common shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling shareholder may also sell common shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.
The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver common shares in connection with these trades.
Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, discounts or concessions from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated. The selling shareholder has advised us that it does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of common shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by the selling shareholder. Neither we nor the selling shareholder can presently estimate the amount of such compensation, if any. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares if liabilities are imposed on that person under the Securities Act of 1933.
The selling shareholder may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of the common shares by the selling shareholder.
The selling shareholder also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
We have agreed to indemnify the selling shareholder against certain liabilities in connection with the offering of the common shares hereby.
The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in the offer and sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholder has advised us that it has acquired its securities in the ordinary course of business and it has not entered into any agreements, understandings or arrangements with an underwriter or coordinating broker acting in connection with a proposed sale of common shares by the selling shareholder. If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act of 1933. If the selling shareholder uses this prospectus for any sale of their common shares, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.
Interests of Named Experts and Counsel
Julia A. Davis, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President and General Counsel of Retail Ventures. As of February 6, 2006, Ms. Davis does not own any common shares and holds options to acquire 24,000 common shares, 16,000 of which are not yet exercisable.
Where You Can Find More Information
Retail Ventures is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including Retail Ventures. Retail Ventures’ common shares are listed and traded on The New York Stock Exchange under the symbol “RVI”. These reports, proxy and information statements and other information can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. We maintain a website at http://www.retailventuresinc.com.
Retail Ventures has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the registration statement and all amendments and exhibits thereto.
Incorporation of Certain Information by Reference
The Securities and Exchange Commission allows “incorporation by reference” into this prospectus of information that Retail Ventures files with the Securities and Exchange Commission. This permits Retail Ventures to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the Securities and Exchange Commission subsequent to the date of this prospectus and prior to the termination of the offering will automatically be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents that have been filed with the Securities and Exchange Commission:
1.	The description of the common shares of Retail Ventures set forth in the Registration Statement on Form S-8, filed on July 13, 2004;

2.	Annual Report on Form 10-K, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A, for the fiscal year ended January 29, 2005;

3.	Quarterly Reports on Form 10-Q for the quarters ended October 29, 2005, July 30, 2005 (as amended by Amendment No. 1 on Form 10-Q/A) and April 30, 2005;

4.	Current Reports on Form 8-K filed on February 2, 2006, December 23, 2005, December 8, 2005, December 7, 2005, October 19, 2005, September 8, 2005 (as amended on September 12, 2005), July 11, 2005, July 5, 2005, June 9, 2005, June 7, 2005, May 4, 2005, April 18, 2005, April 15, 2005, April 5, 2005, March 15, 2005, March 14, 2005 and March 9, 2005; and

5.	Proxy Statement for the Annual Meeting of Shareholders held on June 28, 2005.
We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722, Attn: Julia A. Davis

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the various costs and expenses, payable by us in connection with the offering of common shares being registered. All the amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$14,198.43
Legal fees and expenses	30,000.00
Accounting fees and expenses	2,500.00
Printing expenses	5,000.00
Miscellaneous	10,000.00

TOTAL	$61,698.43

Item 15. Indemnification of Directors and Officers.
Article SEVENTH of the Retail Ventures’ First Amended and Restated Articles of Incorporation provides as follows:
SEVENTH: Indemnification and Insurance
The Corporation shall indemnify any director, officer, incorporator, or any former director or officer of the Corporation or any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, incorporator or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such Law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers, or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.
Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:
(E)(1)	A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)	A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a)	Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3)	To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)	Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a)	By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b)	If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)	By the shareholders;

(d)	By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a)	Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
(i)	Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)	Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)	Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.
(6)	The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)	A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)	The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)	As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
In addition, the Registrant has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacities.
The Registrant has also entered into indemnification agreements with its directors and officers, the forms of which were included as (i) Exhibit 10.7 to Amendment No. 1 to Form S-1 Registration Statement (file no. 33-40214) filed June 6, 1991, (ii) Exhibit 10.6 to Form S-8 Registration Statement (file no. 333-117341) filed July 13, 2004, and (iii) Exhibit 10.1 to Form 8-K filed December 23, 2005, and are incorporated herein by reference.
Item 16. Exhibits.

5.1	Opinion re: Legality (previously filed).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Julia A. Davis, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney (previously filed).

Item 17. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a)(1)(ii), and (a) (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 2nd day of March, 2006.

RETAIL VENTURES, INC.

March 2, 2006	By:	/s/ James A. McGrady
James A. McGrady, Executive Vice President,
Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board of Directors	March 2, 2006

Jay L. Schottenstein

/s/ Heywood Wilansky	President and Chief Executive Officer	March 2, 2006

Heywood Wilansky	(Principal Executive Officer) and Director

/s/ James A. McGrady	Executive Vice President, Chief Financial	March 2, 2006

James A. McGrady	Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

*	Director	March 2, 2006

Henry L. Aaron

*	Director	March 2, 2006

Ari Deshe

*	Director	March 2, 2006

Jon P. Diamond

*	Director	March 2, 2006

Elizabeth M. Eveillard

*	Director	March 2, 2006

Lawrence J. Ring

*	Director	March 2, 2006

Harvey L. Sonnenberg

*	Director	March 2, 2006

James L. Weisman

*By:	/s/ James A. McGrady
James A. McGrady, (Attorney-in-fact)